Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

March 5, 2014

Ampco-Pittsburgh Corporation Announces Results

Ampco-Pittsburgh Corporation (NYSE:AP) announces sales and operating income for the three months ended December 31, 2013 of $77,055,000 and $4,088,000, respectively, against sales and operating income of $77,154,000 and $5,500,000, respectively, for the same period of the prior year. During the fourth quarter of 2013, the Corporation recorded a charge of $6,407,000 to recognize an impairment of its investment in a forged-roll joint venture company located in China. Net loss for the quarter of $(1,500,000) or $(0.14) per common share includes the after-tax effect of $4,165,000 or $0.40 per common share associated with the impairment charge. Net income for the fourth quarter of 2012 equaled $3,319,000 or $0.32 per common share.

For 2013, sales approximated $281,050,000 in comparison to sales of $292,905,000 for 2012. Income from operations for the current year, which includes a pre-tax credit of $16,340,000 for estimated additional insurance recoveries through 2022 for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter, was $28,967,000 compared to $16,293,000 for the prior year. Net income for 2013 of $12,437,000 or $1.20 per common share includes an after-tax credit of $10,621,000 or $1.03 per common share for the estimated additional insurance recoveries through 2022 offset by the after-tax charge of $4,165,000 or $0.40 per common share for the impairment of the

Corporation’s investment in the forged-roll joint venture company for a net increase to net income of $6,456,000 or $0.63 per common share. Net income for 2012 equaled $8,355,000 or $0.81 per common share.

Although sales for the Forged and Cast Rolls segment for the quarter and year were slightly less than the comparable periods of the prior year, operating income decreased more significantly principally due to lower pricing resulting from weaker demand globally. With respect to the Air and Liquid Processing group, operating income for the year includes the pre-tax credit of $16,340,000 for the above-mentioned insurance settlements. Operating income also benefited from changes in product mix.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

		Three Months Ended December 31,		Year Ended December 31,
		2013	2012	2013	2012

Sales		$77,055,000	$77,154,000	$281,050,000	$292,905,000

Income from operations	(1)	4,088,000	5,500,000	28,967,000	16,293,000
Other expense – net		(118,000)	(362,000)	(1,787,000)	(1,125,000)

Income before income taxes		3,970,000	5,138,000	27,180,000	15,168,000

Income tax benefit (provision)		2,145,000	(1,575,000)	(5,813,000)	(5,218,000)

Equity losses in Chinese joint venture	(2)	(7,615,000)	(244,000)	(8,930,000)	(1,595,000)

Net (loss) income	(3)	$(1,500,000)	$3,319,000	$12,437,000	$8,355,000

Earnings per common share:
Basic	(3)	$(0.14)	$0.32	$1.20	$0.81

Diluted	(3)	$(0.14)	$0.32	$1.20	$0.80

Weighted-average number of common shares outstanding:
Basic		10,364,206	10,342,973	10,357,524	10,338,401

Diluted		10,412,101	10,394,680	10,406,478	10,389,678

(1)	Income from operations for the year ended December 31, 2013 includes a pre-tax credit of $16,340,000 representing estimated additional insurance recoveries through 2022 for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter.
(2)	Equity losses in Chinese joint venture for the three and twelve months ended December 31, 2013 includes a charge of $6,407,000 to recognize an impairment of the Corporation’s investment in the forged-roll joint venture company.
(3)	Net loss for the three months ended December 31, 2013 includes an after-tax charge of $4,165,000 or $0.40 per common share to recognize an impairment of the Corporation’s investment in a forged-roll joint venture company located in China. Net income for 2013 includes an after-tax credit of $10,621,000 or $1.03 per common share for estimated additional insurance recoveries through 2022 for asbestos liabilities resulting from insurance coverage settlement agreements entered into during the third quarter, offset by an after-tax charge of $4,165,000 or $0.40 per common share to recognize an impairment of the Corporation’s investment in the forged-roll joint venture for a net increase to net income of $6,456,000 or $0.63 per common share.